EXHIBIT 99.1         PRESS RELEASE, ISSUED NOVEMBER 15, 2004


Peninsula Gaming, LLC Announces Financial Results for the Quarter Ended September 30, 2004

(Dubuque, IA - November 15, 2004) Peninsula Gaming, LLC ("PGL" or the "Company"), owner and operator of the Diamond Jo, LLC ("DJL"), which owns and operates the Diamond Jo Casino in Dubuque, Iowa, and of The Old Evangeline Downs, L.L.C. ("OED"), which owns and operates Evangeline Downs Racetrack and Casino in Opelousas, Louisiana, today reported financial results for the quarter ended September 30, 2004.

A conference call with management is scheduled for November 15, 2004 at 1:00 EST and can be accessed by calling 800-366-3908. For your convenience, the call can be retrieved for replay for a period of one week (through November 22, 2004) by calling 800-405-2236, passcode number 11015325.


THIRD QUARTER 2004 RESULTS

Consolidated Results

Consolidated net revenue for the third quarter of 2004 was $37.3 million, compared to $21.0 million in the third quarter of 2003. Consolidated income from operations during the third quarter of 2004 rose to $5.0 million as compared to $4.5 million reported in the third quarter of 2003. Consolidated net loss to common members' interest for the third quarter of 2004 was $1.2 million, compared to $2.2 million for the third quarter of 2003.

In the third quarter of 2004, Peninsula Gaming, LLC reported consolidated segment operating earnings of $8.9 million, an increase of 57.1 percent when compared to $5.7 million for the third quarter 2003. The increase is primarily due to the opening of the casino portion of the Evangeline Downs Racetrack and Casino on December 19, 2003. (See the accompanying tables and footnotes, which reconciles segment operating earnings to net loss from common members' interest.)

The Company ended the quarter with $19.1 million of cash (of which $16.9 million is unrestricted cash and $2.2 million is restricted cash). Total debt outstanding at September 30, 2004 including the current portion, was $270.3 million. The Company incurred $6.7 million of capital expenditures during the three-month period ended September 30, 2004. Of this total, $5.2 million related to construction and development activities at Evangeline Downs Racetrack and Casino and $1.2 million and $0.3 million related to non-construction related improvements and maintenance capital expenditures at DJL and OED, respectively. The non-construction expenditures primarily related to the purchase of new slot machines at the Diamond Jo and conversions of slot machines at OED to incorporate ticket-in, ticket-out technology, which we believe enhances customer service and produces operating efficiencies.

Diamond Jo (property only)

In the third quarter of 2004, segment operating earnings at the Diamond Jo decreased over the comparable period of the prior year by approximately $0.8 million to $5.0 million. In the third quarter of 2004, net revenues at the Diamond Jo decreased over the comparable period of the prior year by approximately $1.6 million to $13.9 million. Net revenues decreased during the 2004 period primarily due to a decrease in casino revenues of approximately $1.6 million. Net revenues include casino revenues of approximately $13.6 million and food and beverage and other revenues of approximately $1.1 million, less promotional allowances of approximately $0.8 million.


Evangeline Downs Racetrack and Casino (property only)

For the third quarter of 2004, OED's segment operating earnings and net operating revenues were approximately $4.4 million and $23.4 million, respectively. Net revenues for the 2004 period include casino revenues of approximately $16.5 million, racing and off-track betting revenues of approximately $5.7 million, and food and beverage and other revenues of approximately $2.5 million, less promotional allowances of approximately $1.3 million. Results from operations of OED for the periods described above are not comparable to prior periods due to the casino opening in December 2003.


Worth County

On November 10, 2004 the Company submitted an application to the Iowa Racing and Gaming Commission to operate a moored barge in Worth County, Iowa. The Company anticipates the Iowa Racing and Gaming Commission to award licenses in the Spring of 2005.

The Company's proposal contains approximately 500 slot machines, 12 table games and 5 poker tables. In addition the facility includes a buffet, two fast food outlets and a bar with entertainment space.

The estimated cost of the project is $40.4 million. If a license is granted to the Company by the Iowa Racing and Gaming Commission, the Company will finance the project through operating cash flow, it's existing PGL Credit Facility and vendor equipment financing.


Forward-looking Statements

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond PGL's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to general economic conditions, competition, new ventures, government regulation, legalization of gaming, interest rates, future terrorist acts, insurance, and other factors detailed in the reports filed by PGL with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. PGL assumes no obligation to update such information.


Peninsula Gaming, LLC
Condensed Consolidated Statements of Operations (Unaudited)

                                                                          Three Months           Three Months
                                                                             Ended                  Ended
                                                                       September 30, 2004     September 30, 2003
                                                                       ------------------     ------------------

REVENUES:
   Casino                                                                $    30,088,557        $    15,220,028
   Racing                                                                      5,685,045              5,081,518
   Food and beverage                                                           3,143,626              1,293,510
   Other                                                                         504,824                309,003
   Less promotional allowances                                                (2,131,165)              (888,309)
                                                                       ------------------     ------------------
                  Total net revenues                                          37,290,887             21,015,750
                                                                       ------------------     ------------------

EXPENSES:
   Casino                                                                     14,490,417              5,762,110
   Racing                                                                      4,859,240              4,413,576
   Food and beverage                                                           2,362,853              1,071,510
   Boat operations                                                               563,585                591,622
   Other                                                                         445,467                302,690
   Selling, general and administrative                                         5,652,111              3,196,909
   Depreciation and amortization                                               2,989,628                685,667
   Pre-opening expense                                                                                  512,445
   Development expense                                                            70,472
   Management severance and recruiting                                           569,983
   Affiliate management fees                                                     276,186
                                                                       ------------------     ------------------
                  Total expenses                                              32,279,942             16,536,529
                                                                       ------------------     ------------------

INCOME FROM OPERATIONS                                                         5,010,945              4,479,221

OTHER INCOME (EXPENSE):
   Interest income                                                                21,368                121,042
   Interest expense, net of amounts capitalized                               (6,107,209)            (6,680,187)
   Interest expense related to preferred members' interest, redeemable           (90,000)               (90,000)
   Gain (loss) on disposal of assets                                             (17,493)                   135
                                                                       ------------------     ------------------
                  Total other expense                                         (6,193,334)            (6,649,010)
                                                                       ------------------     ------------------

NET LOSS TO COMMON MEMBERS' INTEREST                                     $    (1,182,389)       $    (2,169,789)
                                                                       ==================     ==================


Peninsula Gaming, LLC
Supplemental Data Schedule (Unaudited)
(In thousands)

The following is a reconciliation of segment operating earnings to Net Loss to Common Members' Interest:

                                                                              Segment Operating Earnings
                                                                           Three Months Ended September 30,
                                                                           2004                       2003
                                                                       ------------               ------------

  General corporate                                                    $     (413)                $        0
  Diamond Jo                                                                4,962                      5,738
  Evangeline Downs                                                          4,368                        (61)
                                                                       ------------               ------------
  Total Segment Operating Earnings (1)                                      8,917                      5,677
  General corporate:
     Management severance and recruiting...........................          (101)
  Diamond Jo:
     Depreciation and amortization.................................          (633)                      (607)
     Development expense...........................................           (70)
     Management severance and recruiting...........................          (290)
     Interest expense, net.........................................        (2,387)                    (2,801)
     Loss on disposal of assets....................................           (17)
  Evangeline Downs:
     Depreciation and amortization.................................        (2,357)                       (79)
     Pre-opening expense...........................................                                     (512)
     Management severance and recruiting...........................          (179)
     Affiliate management fees.....................................          (276)
     Interest expense, net.........................................        (3,789)                    (3,848)
                                                                       ------------               ------------
     Net loss to common members' interest..........................        (1,182)                    (2,170)
                                                                       ============               ============

(1)  Segment  operating  earnings  is  defined  as net loss to  common  members'
     interest  plus   depreciation  and   amortization,   pre-opening   expense,
     development expense, management severance and recruiting expense, affiliate management fees, interest expense (net) (including loss on early retirement of debt) and loss on disposal of assets.




Contacts:

         Diamond Jo, LLC
         Natalie A. Schramm, 563-690-2120